Exhibit 1

HQ/CS/CL.24B/14800

19 April 2012

Sir,

Sub:	Announcement in relation to Cable & Wireless Worldwide plc. (CWW)

In continuation to our earlier letter No.HQ/CS/CL.24B/14758 dated 1 March 2012, TCL confirms that it has been unable to reach agreement with CWW on an offer price and therefore confirms that it does not intend to make an offer for CWW.

Thanking you,

Yours faithfully,

For Tata Communications Limited

/s/ Rishabh Aditya

Rishabh Aditya

Deputy Company Secretary & VP

To:

1)	Security Code 23624, The Stock Exchange, Mumbai. Fax No. (22) 22722037,39,41

2)	Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited. Fax Nos.: (22) 66418125/26.

3)	National Securities Depository Ltd. Fax Nos. : 2497 29 93.

4)	The Bank of New York. Fax No.2204 49 42.

5)	Sharepro Services. Fax No. 2837 5646

6)	Marc H. Iyeki, Director, New York Stock Exchange, Fax No: (212) 656-5071 /72 / Managing Director, New York Stock Exchange, Fax No: (212) 265-2016

7)	Central Depository Services (India) Limited. Fax : 2267 3199.

8)	R. Gangadharan for SEC information requirements.

Tata Communications Limited

Plot C 21 & C 36 ‘G’ Block Bandra Kurla Complex, Mumbai 400 098 India

Regd. Office : VSB Mahatma Gandhi Road Fort Mumbai – 400 001 India

Tel  91  22  6657  8765  Fax  91  22  6725   1962  website www.tatacommunications.com